UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2012

SPECTRUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35006	93-0979187
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11500 S. Eastern Ave., Ste. 240

Henderson, NV 89052

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (702) 835-6300

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On September 5, 2012, Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), completed its acquisition of all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Allos Therapeutics, Inc., a Delaware corporation (“Allos”), pursuant to an Agreement and Plan of Merger, dated April 4, 2012 (the “Merger Agreement”), with Sapphire Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Allos.

The Company’s acquisition of the Shares was structured as a two-step transaction, with a tender offer (the “Offer”) by the Merger Sub to purchase all of the Shares, in exchange for, with respect to each Share, (i) an amount equal to $1.82 per share, net to the seller in cash, without interest and subject to applicable withholding of taxes (the “Cash Portion”), and (ii) one contingent value right, which, as described in Amendment No. 10 to the Tender Offer Statement on Schedule TO filed by the Company and Merger Sub, has been determined to be without value (together, the “Offer Price”), upon such terms and subject to the conditions set forth in the Offer to Purchase dated April 13, 2012 and in the related Letter of Transmittal, followed by the merger of Merger Sub with and into Allos (the “Merger”).

The Offer expired at 5:00 p.m., New York City time, on September 4, 2012 (the “Expiration”). Based upon information provided by Computershare, the depositary for the Offer, an aggregate of approximately 96,259,850 Shares were validly tendered and not withdrawn (including 2,368,421 Shares tendered under guaranteed delivery procedures) in the Offer, representing approximately 89.98% of the issued and outstanding Shares. At the Expiration, Merger Sub accepted for payment all Shares validly tendered and not withdrawn in the Offer.

Following Merger Sub’s acceptance for payment of all validly tendered and not properly withdrawn Shares, on September 5, 2012, pursuant to the terms of the Merger Agreement, the Merger was effected in accordance with the provisions of Delaware law that authorize a short-form merger without a vote or meeting of the stockholders of Allos. In order to complete the Merger as a short-form merger under Delaware law, on September 4, 2012, Merger Sub exercised its right, pursuant to the Merger Agreement, to purchase 23,877,928 additional Shares directly from Allos, for $1.82 per Share, such per-share price equal to the Cash Portion of the Offer Price. Merger Sub remitted the purchase price to the Company in the form of cash equal to $23,877.93 plus a non-negotiable and non-transferable promissory note, issued by Merger Sub and guaranteed by Parent, to the Company, in the aggregate principal amount of $43,433,951.03 bearing interest at 6% per annum, compounded monthly, with principal and interest due one year after the date of execution and delivery of such promissory note, prepayable in whole or in part without premium or penalty.

In the Merger, all remaining outstanding Shares not tendered in the Offer (other than Shares then owned by the Company, Merger Sub, Allos or any of their respective wholly owned subsidiaries, and Shares held by stockholders who are entitled to and properly exercise their appraisal rights under the Delaware General Corporation Law) were canceled and converted into the right to receive a cash payment equal to the Cash Portion of the Offer Price, without interest thereon and less applicable withholding taxes. Following the Merger, Allos became a wholly owned subsidiary of the Company. In connection with the consummation of the Merger, an application to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended, was filed, and on September 5, 2012, the Shares ceased to be traded on the NASDAQ Global Market.

The description of the Merger Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed by the Company as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 4, 2012, and is incorporated herein by reference.

The aggregate consideration paid by the Company was approximately $194.7 million, plus related transaction fees and expenses. The Company funded the acquisition from available cash and the proceeds of a senior secured credit facility provided by Bank of America, N.A. and other syndicated lenders.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated as of September 5, 2012

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Brett L. Scott
Name:	Brett L. Scott
Title:	Senior Vice President and Acting Chief Financial Officer